News Release

For:	Methode Electronics, Inc.	Contact:	Joey Iske
	7401 West Wilson Avenue		Director of Investor Relations
	Chicago, IL 60706		708-457-4060
jiske@methode.com

Methode Electronics, Inc. Reports Results for the Second Quarter
of the 2007 Fiscal Year

CHICAGO, December 7, 2006 — Methode Electronics, Inc. (NASDAQ: METH), a global manufacturer of electronic component and subsystem devices, today announced operating results for the quarter ended October 31, 2006, which is the second quarter of the 2007 fiscal year.

Methode reported net sales of $108.5 million and net income of $4.9 million, or $0.13 per share, in the second quarter of the 2007 fiscal year. This compares with net sales of $116.3 million and net income of $5.2 million, or $0.14 per share, in the second quarter of the 2006 fiscal year. Customer paid tooling sales in the second quarter of the 2007 fiscal year were $0.4 million compared to $5.2 million in the second quarter of the 2006 fiscal year. Included in net income in the 2006 fiscal year was a $3.2 million bad debt provision, $2.1 million net of tax, for receivables deemed impaired due to the bankruptcy of the U.S. subsidiaries of Delphi Corporation.

In the first six months of the 2007 fiscal year, net sales were $212.1 million, compared to $210.3 million in the same period in the last fiscal year. Net income was $9.2 million in the first half of this fiscal year, or $0.25 per share, compared to $9.9 million, or $0.27 per share, in the first half of the 2006 fiscal year. Customer paid tooling sales in the first six months of the 2007 fiscal year were $0.4 million compared to $5.9 million in the 2006 fiscal year.

Commenting on the results, Donald W. Duda, President and Chief Executive Officer for Methode stated, “As anticipated, we experienced a solid increase in our European automotive sales. This was offset by a steep decline in North American automobile output during Methode’s second quarter resulting in a 9.8 percent decline in sales in our automotive segment, excluding customer paid tooling sales, compared to last year’s second quarter.”

Mr. Duda continued, “Methode’s power distribution segment reported increased sales during the second quarter both domestically and in Asia. We are especially pleased with the significant growth in this segment’s China business, which achieved profitability within its first year of operation.”

Cost of products sold increased to 82.2 percent of net sales in the second quarter of the 2007 fiscal year from last fiscal year’s second quarter mark of 80.3 percent. This increase in cost of products sold is primarily in the automotive segment and is a result of production volume declines, contractual price reductions, inefficiencies in our Scotland facility and higher material costs.

Selling and administrative expense was 12.2 percent and 12.7 percent in the second quarter and six-month period of the 2007 fiscal year, respectively, compared to 13.8 percent and 13.6 percent in the second quarter and first six months of the 2006 fiscal year. In the second quarter of the 2006 fiscal year, Methode reported a higher than normal selling and administrative expense due to the bad debt provision of $3.2 million, $2.1 million net of tax, for receivables deemed impaired due to the bankruptcy of the U.S. subsidiaries of Delphi Corporation, which represented 2.7 percent and 1.5 percent of net sales for the quarter and six-month period ended October 31, 2005, respectively. Excluding this charge, selling and administrative expenses as a percentage of net sales for the second quarter and six months ended October 31, 2006 increased, primarily as a result of higher stock-based compensation expense.

On December 8, 2006, Methode intends to begin transferring all production lines in its Scotland facility to Malta. These lines produce automotive electronic components. Production in Malta is anticipated to commence after the New Year holiday. Total cost of the transfer is anticipated to be $2.2 million to $2.9 million, resulting in a reduction of $0.06 to $0.08 in earnings per share, to be incurred during the second half of the 2007 fiscal year. This is the business restructuring charge that was included in previous guidance. After the 2007 fiscal year, Methode anticipates that the annual savings of closing the Scotland facility and transferring production to Malta will be approximately $2.5 million.

Methode expects to achieve sales between $102.0 million and $107.0 million, and earnings per share in the range of $0.06 to $0.09 in the quarter ending January 31, 2007, which is the third quarter of the 2007 fiscal year. Methode reiterates its previously announced guidance for sales between $420.0 million and $435.0 million, and earnings per share between $0.40 and $0.48, for the full fiscal year ending April 30, 2007. This estimated earnings per share range for the 2007 full fiscal year includes the announced business reorganization charge of $0.06 to $0.08 earnings per share. It is anticipated that a majority of this expense will be incurred in the third quarter with final costs to be reported in the fourth quarter of the 2007 fiscal year.

Conference Call
As previously announced, Methode will conduct a conference call led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, on Thursday, December 7, 2006 at 10:00 a.m. Central Time. Methode invites you to listen to the webcast of this call by visiting Methode’s website at www.methode.com and entering the “Investor Relations” page and then clicking on the “Webcast” icon. You may participate on the conference call by dialing 877-407-8031 for domestic callers and 201-689-8031 for international. A telephone replay of the call will be available for seven days, by dialing 877-660-6853 for domestic callers and 201-612-7415 for international, both using the playback account number 286 and conference ID number 221527.

About Methode Electronics
Methode Electronics, Inc. is a global manufacturer of electronic component and subsystem devices. Methode designs, manufactures and markets devices employing electrical, electronic, wireless, sensing and optical technologies. Methode’s components are found in the primary end markets of the automotive, communications (including information processing and storage, networking equipment, wireless and terrestrial voice/data systems), aerospace, rail and other transportation industries; and the consumer and industrial equipment markets. Further information can be found at Methode’s website www.methode.com.

Forward-Looking Statements
Certain statements in this press release dated December 7, 2006, containing information for Methode’s second quarter reporting period for the 2007 fiscal year and offering guidance for Methode’s third quarter and full year reporting periods for the 2007 fiscal year, are forward-looking statements that are subject to certain risks and uncertainties. Methode’s results will be subject to many of the same risks that apply to the automotive, computer and telecommunications industries, such as general economic conditions, interest rates, consumer spending patterns and technological change. Other factors which may result in materially different results include Delphi Corporation’s bankruptcy petition; other significant customer bankruptcy filings; restructuring, operational improvement and cost reduction programs currently under review by Methode; the current macroeconomic environment, including higher petroleum and copper prices affecting material and components used by Methode; potential manufacturing plant shut-downs by automotive customers and significant fluctuations in the demand for certain automobile models. In addition, market growth; operating costs; currency exchange rates and devaluations; delays in development, production and marketing of new products; and other factors set forth from time to time in Methode’s Form 10-K and other reports filed with the Securities and Exchange Commission may also effect Methode’s results. The forward-looking statements in this press release are subject to the safe harbor protection provided under the securities law. All information in this press release is as of December 7, 2006. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode’s expectations.

Methode Electronics, Inc.
Financial Highlights
(In thousands, except per share data, unaudited)
	Three Months Ended October 31,
	2006	2005
Net sales	$108,516	$116,285
Other income	151	333
Cost of products sold	89,244	93,419
Selling and administrative expenses	13,277	16,084
Income from operations	6,146	7,115
Interest, net	904	507
Other, net	393	189
Income before income taxes	7,443	7,811
Income taxes	2,555	2,570
Net income	4,888	5,241
Basic and Diluted Earnings per Common Share	$0.13	$0.14
Average Number of Common Shares outstanding:
Basic	36,275	36,262
Diluted	36,495	36,489
	Six Months Ended October 31,
	2006	2005

Net sales	$212,087	$210,268
Other income	335	557
Cost of products sold	173,203	168,672
Selling and administrative expenses	27,030	28,621
Income from operations	12,189	13,532
Interest, net	1,723	1,007
Other, net	325	94
Income before income taxes and
cumulative effect of accounting change	14,237	14,633
Income taxes	5,090	4,685
Income before cumulative effect of accounting change	9,147	9,948
Cumulative effect of accounting change	101	—
Net income	9,248	9,948
Basic and Diluted Earnings per Common Share:
Income before cumulative effect of accounting change	$0.25	$0.27
Net income	0.25	0.27
Average Number of Common Shares outstanding:
Basic	36,298	36,244
Diluted	36,516	36,471
Note — Certain amounts in fiscal 2006 have been reclassified to conform to the classification in fiscal 2007.

Methode Electronics, Inc.
Summary Balance Sheets
(In thousands)
	October 31,	April 30,
	2006	2006
	(Unaudited)
Cash	$95,406	$81,646
Accounts receivable — net	66,393	74,223
Inventories	47,937	45,681
Other current assets	13,581	19,722

Total Current Assets	223,317	221,272
Property, plant and equipment — net	86,127	90,497
Goodwill — net	30,125	28,893
Intangible assets — net	15,324	17,540
Other assets	16,663	16,381

Total Assets	$371,556	$374,583

Accounts and notes payable	$32,319	$41,581
Other current liabilities	31,369	32,622

Total current liabilities	63,688	74,203
Other liabilities	8,651	8,671
Shareholders’ equity	299,217	291,709

Total Liabilities and Shareholders’ Equity	$371,556	$374,583

Methode Electronics, Inc.
Summary Statements of Cash Flows (Unaudited)
(In thousands)
	Six Months Ended October 31,
	2006	2005
Operating Activities:
Net income	$9,248	$9,948
Provision for depreciation	9,294	8,820
Amortization of intangibles	2,426	2,753
Amortization of restricted stock awards	1,466	1,004
Provision for losses on accounts receivable	84	3,150
Changes in operating assets and liabilities	2,940	(4,322)
Other	1,129	84

Net Cash Provided by Operating Activities	26,587	21,437
Investing Activities:
Purchases of property, plant and equipment	(5,022)	(11,621)
Proceeds from sale of building	800	1,712
Acquisitions of businesses	(2,678)	(5,127)
Acquisitions of technology licenses	—	(2,402)
Other	(631)	(199)

Net Cash Used in Investing Activities:	(7,531)	(17,637)
Financing Activities
Options exercised	187	598
Dividends	(3,732)	(3,736)
Purchase of common stock	(1,926)	(664)

Net Cash Used in Financing Activities	(5,471)	(3,802)
Effect of foreign exchange rate changes on cash	175	(2,498)

Increase (Decrease) in Cash and Cash Equivalents	13,760	(2,500)
Cash and cash equivalents at beginning of period	81,646	87,142

Cash and Cash Equivalents at End of Period	$95,406	$84,642